May 6, 2004

ALPHARMA TO AMEND SEC FILINGS FOR GAIN CONTINGENCY

Fort Lee, New Jersey May 6, 2004 Alpharma Inc. (NYSE:ALO), a leading global specialty pharmaceutical company, announced that it will file an 8-K Report and amendments to its 2003 Annual 10-K Report and its 2003 quarterly reports with the Securities and Exchange Commission. Financial statements for 2003 are being restated to adjust inventory costs related to a vendor contract that was subject to an amendment and letter of intent in January 2003 ("2003 amendment"). The 2003 amendment included a provision that permitted the vendor, under certain circumstances, to retroactively invoice the company for inventory purchases since January 2003 at a higher price. This provision is viewed as a gain contingency in accordance with and analogous to the provisions of Emerging Issues Task Force 02-16. As a result, the company's accounting for inventory purchases in 2003 should have been at the higher price until such time as the contingency was removed. The restatement results in the company recording an accrued expense of $6.4 million at December 31, 2003, increasing its inventory balances by $1.5 million at December 31, 2003, and increasing cost of sales for the year ended December 31, 2003 by $4.9 million.

In May 2004, in connection with ongoing contract discussions, Alpharma received written notification from the vendor that Alpharma had satisfied its 2003 minimum purchase obligations under the 2003 amendment and that all monies due for 2003 purchases had been paid in full. As a result, the Company will not be required to pay the $6.4 million recorded as an accrued expense at December 31, 2003. The company expects the $6.4 million will be recorded as a reduction of cost of sales in future periods.

These restatements have the impact of reducing reported diluted earnings per share (DEPS) for the first, second, and third quarters of 2003 by approximately $0.01, $0.01, and $0.02, respectively. Previously reported diluted earnings (loss) per share for the first, second, and third quarters of 2003 were $0.15, ($0.08), and $0.02, respectively. DEPS for the year ended December 31, 2003 is reduced by $0.06 from the previously reported amount of $0.32. These changes have no impact on cash flow from operations.

Alpharma Inc. (NYSE: ALO) is a growing specialty pharmaceutical company with expanding global leadership positions in products for humans and animals. Uniquely positioned to expand internationally, Alpharma is presently active in more than 60 countries. Alpharma is the #5 manufacturer of generic pharmaceutical products in the U.S., offering solid, liquid and topical pharmaceuticals. It is also one of the largest manufacturers of generic solid dose pharmaceuticals in Europe, with a growing presence in Southeast Asia. Alpharma is among the world's leading producers of several important pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry, swine, cattle, and vaccines for farmed-fish worldwide.

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